Exhibit 99.1

SGLP Files Second Quarter 2009 Form 10-Q and Provides Business Update

Partnership now current with its SEC reporting obligations

Tulsa, Okla. – August 24, 2009: SemGroup Energy Partners, L.P. (“SGLP”) (Pink Sheets: SGLP.PK) today announced that it filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and provided a business update.  With the filing of this quarterly report, SGLP is now current with its SEC reporting obligations.

Financial Highlights for the six months and quarter ended June 30, 2009

Revenues for the six months ended June 30, 2009, were $79.7 million compared with $95.5 million for the 2008 six-month period, a decrease of $15.8 million.  SGLP generated $30.9 million in earnings before interest, taxes, depreciation and amortization, or EBITDA, for the first six months of 2009, as compared to $46.2 million for the first six months of 2008.  EBITDA is a non-generally accepted accounting principles (or "non-GAAP") financial measure that is explained and reconciled to net income (loss) later in this press release.  SGLP recorded a net loss of $5.1 million for the six months of 2009, compared to net income of $31.4 million for the six months of 2008. Third party revenues for the first six months ended June 30, 2009, increased to 68.5% of total revenues as compared to 11.2% for the first six months ended June 30, 2008, which illustrates the dramatic shift from related party revenues to third party revenues resulting from SemGroup, L.P.’s (the “Private Company”) bankruptcy filing in July 2008.

For the quarter ended June 30, 2009, SGLP had a net loss of $3.5 million on total revenues of $37.5 million, as compared to net income of $21.6 million on total revenues of $55.3 million for the quarter ended June 30, 2008.  SGLP generated EBITDA of $13.9 million for the second quarter of 2009, as compared to $27.2 million for the second quarter of 2008.  Third party revenues for the three months ended June 30, 2009, were 81.3% of total revenues as compared to 10.9% for the three months ended June 30, 2008.

“The change in net income and EBITDA was primarily due to decreased revenues in our Crude Oil Gathering and Transportation segment, which has been significantly impacted by the Private Company’s bankruptcy filing and has led to decreased volumes being transported,” Alex Stallings, Chief Financial Officer, said.  “Historically, the Private Company was a purchaser of crude oil and it utilized our gathering and transportation assets to deliver its crude oil to market.  As we are not in the business of purchasing crude oil, the utilization of our crude oil gathering and transportation assets is now dependent on third party purchasers of crude oil, some of whom own alternative gathering and transportation assets. This business has also suffered from customers confusing us with the Private Company and producers who are reluctant to transact business with us due to unpaid amounts owed them by the Private Company.  We continue to try and differentiate ourselves from the Private Company and intend to change our name later this year.

“In addition, we experienced a decrease in revenues in our Asphalt Services segment due to the impact of the Private Company's rejection of the Terminalling Agreement effective March 31, 2009, and the timing of our entering into new leases and storage agreements with third party customers in the middle of the second quarter of 2009.  Going forward, we expect annual revenues from these lease and storage agreements to be approximately $40 million, excluding heat and power.

“These negative revenue impacts were somewhat mitigated by comparable year-over-year revenues from the Crude Oil Terminalling and Storage segment which reflect continued strong demand for crude oil storage and a one-time gain of $2.6 million related to the settlement transaction with the Private Company.

“Also contributing to the decrease in net income and EBITDA were increased general and administrative and interest expenses.  General and administrative expenses increased $4.0 million, or 129%, to $7.1 million for the three months ended June 30, 2009, as compared to $3.1 million for the three months ended June 30, 2008, due to increased professional fees as well as other related costs incurred in connection with events related to the Private Company’s bankruptcy filings, the securities litigation and governmental investigations, and our efforts to enter into storage contracts with third party customers and pursue other strategic opportunities.  Interest expense increased by $11.9 million to $11.7 million for the three months ended June 30, 2009, compared to $0.2 million of interest income for the three months ended June 30, 2008. The 2008 results include a $4.9 million positive adjustment for the market value of interest rate swaps in place at the time. The increase was primarily due to both an increase in average borrowings outstanding as a result of our financing of the purchase of pipeline and storage assets from the Private Company in early 2008 and higher interest rates under our amended credit facility.”

As of June 30, 2009, SGLP had approximately $2.9 million of cash on hand, as compared to $34.5 million in the first quarter of 2009, reflecting a debt pay down associated with the waiver and amendment to the credit agreement dated April 7, 2009.  As of August 21, 2009, SGLP had aggregate unused credit availability under its revolving credit facility of approximately $27.2 million.

“While we remain within the financial covenant levels set forth in our credit agreement, cash distributions to unitholders were not made during the second quarter, nor are we able to predict when, or if, we may be permitted to resume distributions as we are prohibited from paying distributions if our leverage ratio exceeds 3.5 times,” Stallings said. “As of  June 30, 2009, our bank covenant provides for a maximum leverage ratio of 6.5 times versus our actual leverage ratio of 5.8 times and a minimum interest coverage ratio of 1.75 times versus our actual interest coverage ratio of 1.9 times.”

Business Update for the quarter ended June 30, 2009

During the quarter ended June 30, 2009, SGLP:

•
reached an important settlement agreement with the Private Company dividing certain assets among SGLP and the Private Company that were previously intermingled including the transfer of the Private Company’s asphalt processing and delivery infrastructure assets;

•
completed the execution of asphalt contracts with more than 13 new third party customers, resulting in 45 of SGLP’s 46 asphalt facilities being under contract with the majority of these agreements extending through December 31, 2011;

•	received a waiver and amendment to its credit facility, effective through June 2011, increasing SGLP’s financial flexibility and providing additional time to execute business strategies;

•	implemented information technology, payroll and accounting systems which were previously provided by the Private Company; and

•	executed additional crude oil storage contracts at Cushing increasing the total to 6.2 million barrels of shell capacity under contract at Cushing.

Kevin Foxx, SGLP’s President and Chief Executive Officer, said, “We are proud of the accomplishments we have made since July of 2008, whereby we were forced to change our entire business model overnight from one that was highly dependent on the Private Company to one that now has a diversified and growing customer base.  Today’s filing of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, is yet another significant accomplishment as we are now current regarding the required Securities and Exchange Commission filings and we hope to soon be relisted on the NASDAQ.  We now have an independent business footprint and the capability to move forward on our own as a provider of crude oil and asphalt midstream services.  We continue to work hard to meet the challenges ahead of us.”

About SemGroup Energy Partners, L.P.

SGLP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 8.2 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.7 million barrels of which are located at the Cushing, Oklahoma interchange, approximately 1,150 miles of crude oil pipeline located primarily in Oklahoma and Texas, over 200 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.4 million barrels of combined asphalt and residual fuel storage located at 46 terminals in 23 states. SGLP provides crude oil terminalling and storage services, crude oil gathering and transportation services and asphalt services.  SGLP is based in Tulsa, Oklahoma. For more information, visit SGLP’s web site at www.SGLP.com.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, SGLP’s ability to continue as a going concern, uncertainties relating to the Private Company’s bankruptcy filings, uncertainties relating to the settlement with the Private Company and the credit agreement amendment, uncertainties relating to SGLP’s future cash flows, uncertainties relating to pursuing strategic alternatives for SGLP’s business, insufficient cash from operations, uncertainties related to pending legal proceedings, market conditions, government regulations, uncertainties related to future taxation and factors discussed in SGLP’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SGLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of EBITDA. A Reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with United States generally accepted accounting principles is included in the table below.  EBITDA should not be considered as an alternative to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.   SGLP defines EBITDA as net income or loss before interest, income taxes, depreciation and amortization.   EBITDA is presented because it provides additional information with respect to the expected performance of SGLP's fundamental business, as well as its ability to meet future debt service, capital expenditures and working capital requirements.

The following table presents a reconciliation of EBITDA to net income (loss) for the periods shown:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2009	2008	2009
	(in thousands)
Net income (loss)	$21,596	$(3,459)	$31,354	$(5,119)
Add: Interest expense (income)	(225)	11,652	4,864	24,501
Income taxes	77	47	168	108
Depreciation and amortization	5,759	5,669	9,772	11,411
EBITDA	$27,207	$13,909	$46,158	$30,901

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2008 and 2009:

	Three Months ended June 30,		Six Months Ended June 30,
	2008	2009	2008	2009
	(in thousands)
Service revenues:
Crude oil terminalling and storage revenues:
Third party	$980	$10,101	$1,011	$20,318
Related party	9,863	437	19,695	1,856
Total crude oil terminalling and storage	10,843	10,538	20,706	22,174
Crude oil gathering and transportation revenues:
Third party	5,045	14,244	9,638	28,137
Related party	18,950	354	36,960	1,410
Total crude oil gathering and transportation	23,995	14,598	46,598	29,547
Asphalt services revenues:
Third party	2	6,149	2	6,149
Related party	20,436	6,229	28,184	21,813
Total asphalt services	20,438	12,378	28,186	27,962
Total revenues	55,276	37,514	95,490	79,683

Operating expenses:
Crude oil terminalling and storage	1,561	1,702	2,949	3,529
Crude oil gathering and transportation	17,417	14,878	34,675	29,115
Asphalt services	10,527	8,164	14,147	14,312
Total operating expenses	29,505	24,744	51,771	46,956

Allowance for doubtful accounts	1,266	(11)	1,266	(11)

General and administrative expenses	3,057	7,126	6,067	15,833

Gain on settlement transaction	—	2,585	—	2,585

Operating income	21,448	8,240	36,386	19,490
Interest (income) expense	(225)	11,652	4,864	24,501
Income tax expense	77	47	168	108
Net income (loss)	$21,596	$(3,459)	$31,354	$(5,119)
Allocation of net income (loss) to limited and subordinated partners:
General partner interest in net income (loss)	$3,410	$(69)	$3,919	$(101)
Net income (loss) allocable to limited and subordinated partners	$18,186	$(3,390)	$27,435	$(5,018)

Basic and diluted net income (loss) per common unit	$0.53	$(0.10)	$0.83	$(0.14)
Basic and diluted net income (loss) per subordinated unit	$0.53	$(0.10)	$0.83	$(0.14)

Weighted average common units outstanding - basic and diluted	21,275	21,557	19,310	21,557
Weighted average subordinated partners’ units outstanding - basic and diluted	12,571	12,571	12,571	12,571

SGLP Investor Relations Contact:
Brian Cropper
918.237.4032
investor@sglpenergy.com